UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 23, 2013

Quiksilver, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA	92649
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d). On April 23, 2013, the Board of Directors (the “Board”) of Quiksilver, Inc. (the “Company”), acting pursuant to the authority granted to it by the Company’s Bylaws, increased the size of the Board from eight to nine directors and, upon the recommendation of the Company’s Nominating and Governance Committee, appointed Michael A. Clarke to fill the vacancy created by such increase. As a result of Mr. Clarke’s appointment to the Board, the Company is in compliance with Section 303A.01 of the NYSE Listed Company Manual, which requires that the board of directors of a listed company be comprised of a majority of independent directors, each of whom satisfies the independence requirements set forth in Section 303A.02.

Mr. Clarke served as chief executive officer of Premier Foods Plc., a branded food company in the United Kingdom from August 2011 until February 2013. Prior to joining Premier Foods, Mr. Clarke was President of Kraft Foods Europe from January 2009 until August 2011 and held several positions with The Coca-Cola Company from 1996 to 2008, including President-Northwest Europe from 2005 to 2008, President-South Pacific & Korea from 2000 to 2005 and Senior Vice President-Minute Maid International from 1996 to 2000. Mr. Clarke also has held a variety of positions with Reebok International Ltd. (1991 to 1996), served in senior financial roles with Acer Consulting (Far East) Ltd., consulting engineers, and as a chartered accountant with Deloitte. Mr. Clarke graduated from the University of Cape Town with a Bachelor of Commerce. Mr. Clarke also serves on the board of directors of Wolseley Plc., a distributor of plumbing and heating products.

There is no arrangement or understanding pursuant to which Mr. Clarke was elected as a director and there are no related party transactions between the Company and Mr. Clarke.

Pursuant to the Company’s Non-Employee Director Compensation Policy, each new non-employee director of the Company who is appointed or elected to the Board other than on the date of an annual meeting of the Company’s stockholders will be awarded a stock option to purchase 25,000 shares of the Company’s common stock and 15,000 restricted shares of the Company’s common stock under the Company’s 2013 Performance Incentive Plan (the “2013 Plan”). The Board has provided that these awards will be granted to Mr. Clarke on July 1, 2013 (the “Award Date”), provided he is a director of the Company on such date. Each option will have an exercise price per share equal to fair market value per share of the Company’s common stock on the Award Date and will have a maximum term of seven years, subject to earlier termination upon his cessation of service on the Board. Each option will be immediately exercisable and fully vested as of the Award Date. The restricted stock award will vest in equal annual installments on each of the first three anniversaries of the Award Date, in each case subject to Mr. Clarke’s continued service as a member of the Board through the applicable vesting date.

Also under the Company’s Non-Employee Director Compensation Policy, Mr. Clarke will receive a $2,000 annual allowance to purchase Company products at wholesale prices and, if in the future he is appointed to a committee or committees of the Board, he would receive additional cash compensation as described under the caption “Corporate Governance-Director Compensation” appearing in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on February 11, 2013. Beginning with the Company’s annual meeting of stockholders in 2014, Mr. Clarke will be eligible for equity award grants on the same terms as other continuing members of the Board. Currently, the Company’s Non-Employee Director Compensation Policy provides that on the date of each annual meeting of the Company’s stockholders, provided that the non-employee director continues to serve as a director after such meeting and has served as a director for at least six months as of the date of such meeting, each member of the Board who is not employed by the Company is awarded an additional fully-vested stock option to purchase 25,000 shares of the Company’s common stock and an award of 15,000 shares of restricted Company common stock, vesting in equal annual installments on each of the first three anniversaries of the date of grant of the award. The Company has also entered into the Company’s standard form Indemnity Agreement with Mr. Clarke.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 26, 2013	Quiksilver, Inc. (Registrant)

		By:	/s/ Richard Shields
Richard Shields
Chief Financial Officer

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